Exhibit 99.1

Crawford & Company® 5335 Triangle Parkway NW Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

Crawford & Company® Announces Extension of Share Repurchase Program

ATLANTA (December 18, 2020) Crawford & Company® (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporates has announced the extension of the company’s share repurchase program under which it may repurchase up to 2 million shares of its common stock until December 31, 2021.

Under the Company’s share repurchase program established by the Board of Directors on May 8, 2019, the Company is authorized to repurchase up to an aggregate of two million shares of its common stock until the expiration of the share repurchase program. The program was set to expire on December 31, 2020.

As of December 15, 2020, authorization to repurchase up to 642,097 shares of common stock remain unexercised under the share repurchase program prior to the extended termination date. Repurchases may be made in open market or privately negotiated transactions at such times and for such prices as management deems appropriate, subject to applicable regulatory guidelines. The new authorization does not obligate Crawford to acquire any stock, and purchases may be commenced or suspended at any time based on market conditions and other factors that the Company deems appropriate.

For further information regarding this press release, please call Bruce Swain at (404) 300-1051.

This press release contains forward-looking statements, including statements about the expected future financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company’s present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company’s reports filed with the SEC and available at www.sec.gov and on Crawford & Company’s investor website.

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers, and corporates with an expansive global network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75 percent of CRD-A, voting as a class. More information is available at www.crawco.com.

Tag: [Crawford-Investor-News-and-Events, Crawford-Financial]

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Media Contacts: mediarelations@us.crawco.com

Lynn Cufley

+44 207 265 4067

Lynn.Cufley@crawco.co.uk

Kiara Reynolds-Westry

+1 470-396-1989

Kiara_reynolds-westry@us.crawco.com